Exhibit 5.1

750 E. Pratt Street, Suite 900 Baltimore, Maryland 21202	Telephone 410-244-7400 Facsimile 410-244-7742	www.venable.com

December 10, 2010
Hanesbrands Inc.
1000 East Hanes Mill Road
Winston Salem, NC 27105
     Re:     Registration Statement on Form S-4
Ladies and Gentlemen:
     We have served as Maryland counsel to Hanesbrands Inc., a Maryland corporation (the “Company”), in connection with certain matters of Maryland law arising out of the registration by the Company of $1,000,000,000 aggregate principal amount of Senior Notes due 2020 (the “Exchange Securities”), covered by the Registration Statement on Form S-4 (the “Registration Statement”), as filed by the Company and certain subsidiary guarantors (the “Guarantors”) on or about the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Exchange Securities will be issued by the Company in exchange for the outstanding $1,000,000,000 aggregate principal amount of the Company’s Senior Notes due 2020 (the “Original Securities”) that were issued pursuant to that certain Purchase Agreement, dated as of November 4, 2010 (the “Agreement”), among Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital Inc., HSBC Securities (USA) Inc., J.P. Morgan Securities Inc. and Goldman, Sachs & Co., as representatives of the several purchasers named in Schedule I thereto, the Company and the Guarantors.
     In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):
     1. The Registration Statement and the related form of prospectus included therein in the form in which it was transmitted to the Commission under the Securities Act;
     2. The charter of the Company, certified by the State Department of Assessments and Taxation of Maryland (the “SDAT”);
     3. The Bylaws of the Company, certified as of the date hereof by an officer of the Company;

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December 10, 2010

     4. A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;
     5. The Agreement;
     6. The Indenture, dated as of August 1, 2008, among the Company, the guarantors named therein and Branch Banking & Trust Company, as trustee (the “Trustee”), as supplemented by the Fourth Supplemental Indenture, dated November 9, 2010, by and between the Company, the guarantors named therein and the Trustee with respect to the Exchange Securities (as so supplemented, the “Indenture”);
     7. Resolutions of the Board of Directors of the Company relating to, among other things, the execution and delivery by the Company of the Agreement and the Indenture and the issuance of the Exchange Securities, certified as of the date hereof by an officer of the Company;
     8. A certificate executed by an officer of the Company, dated as of the date hereof; and
     9. Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.
     In expressing the opinion set forth below, we have assumed the following:
     1. Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.
     2. Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.
     3. Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

Hanesbrands Inc.
December 10, 2010

     4. All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any material respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.
     5. The Exchange Securities, if and when issued, will have substantially identical terms as the Original Securities and be issued in exchange therefor as contemplated by the Indenture, the Agreement and the Registration Statement.
     Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:
     1. The Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT. The Company has the corporate power to issue the Exchange Securities.
     2. The execution, delivery and performance of its obligations under the Indenture have been duly authorized by all necessary corporate action of the Company. The Exchange Securities have been duly authorized for issuance by the Company.
     3. The Indenture has been duly executed and delivered by the Company.
     The foregoing opinion is limited to the laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers. We note that each of the Agreement and the Indenture provides that it shall be governed by the laws of the State of New York. To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Maryland, we do not express any opinion on such matter. The opinion expressed herein is subject to the effect of judicial

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December 10, 2010

decisions which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.
     The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.
     This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the said incorporation by reference and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act.
Very truly yours,
/s/ VENABLE LLP